UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

Matsumura Fishworks LLC

CARL C. ICAHN

Vincent J. Intrieri

Jesse A. Lynn

Andrew J. Teno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 24, 2023, Carl C. Icahn and his affiliates issued an open letter regarding Illumina, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIs affiliates FROM THE STOCKHOLDERS OF illumina, inc. FOR USE AT ITS 2023 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ILLUMINA, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE REVISED PRELIMINARY PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE REVISED PRELIMINARY PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, April 24, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

______________________________________

Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

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CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

April 24, 2023

Dear Fellow Illumina Shareholders:

On April 20, 2023, Illumina filed its definitive proxy statement with the SEC, in which the company cryptically disclosed for the first time that its Governance Committee expects that “it will propose the appointment of two new directors after the 2023 annual meeting”. This action demonstrates a blatant attempt to disenfranchise Illumina shareholders – in the midst of a proxy contest – by packing the board with two additional handpicked directors. In typical Illumina fashion, the board did not even have the decency to highlight this vote rigging scheme in a Form 8-K filing, choosing instead to include a brief mention on page 14 of the company’s proxy statement, likely in the hopes that the move would go unnoticed until after the election. We question why Illumina’s board decided not to add these two unnamed individuals to the company’s slate so that shareholders would have an opportunity to choose for themselves at the upcoming annual meeting whether they wished to have them added to the board.

Because the company followed its usual pattern of not providing any explanation whatsoever for this highly unusual action, we must speculate as to the possible motives. One thing that occurs to us is that, as the incumbent directors are currently out meeting with the same shareholders with whom we have been speaking, the high likelihood of our success in the proxy contest is beginning to dawn on them. Therefore, these management-friendly directors are taking the highly suspicious step of attempting to ensure in advance that the voices of shareholder representatives in the boardroom will be diluted by two more management-friendly individuals.

Another alternative theory is that Illumina’s incumbent directors, fearing the various lawsuits that we believe are inevitable following the $50 billion of value destruction they caused, decided that it would be in their personal best interests to add new members to the board who would appear to be “independent” but who could be trusted to “do the right thing” if asked to investigate (i.e., whitewash) the unclean actions of the incumbent directors. To elaborate, we believe, based on our decades of experience profiting by entering situations after the stock market valuations of good companies have plummeted due to the negligence of incumbent boards and management teams, that Illumina is a prime target for plaintiff law firms experienced in bringing derivative lawsuits (especially because of the potentially billions of dollars of damages that could be recovered for shareholders and the very juicy extra insurance coverage that the incumbent directors bought themselves with our money). A derivative lawsuit is a legal action filed by a shareholder, on behalf of a company, typically to address damage done to the company by executives or board members. Normally, directors are responsible for pursuing legal action when a company has come to harm. However, if the board has failed to address the wrongful action (as is the case here), shareholders can step in and file a derivative lawsuit. In such situations, boards will often designate a committee of directors to investigate the alleged wrongdoing, and this committee must obviously be populated only by directors who did not take part in the alleged bad acts. In the case of Illumina, there are

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likely no such “innocent” directors presently on the board – as all of the current directors were already on the board when the disastrous and value-destroying decision to close the GRAIL transaction over explicit regulatory prohibitions was made (although, based on the fact that Illumina, unlike most other similarly situated companies, has never stated publicly that the GRAIL transaction was unanimously approved, market speculation is that there could have been a handful of directors who voted against the deal). Therefore, it is very possible that the incumbent directors have craftily arranged to have these two new unnamed (but likely management-friendly) individuals join the board, without shareholder approval, in order to have them serve on such a committee and guarantee a favorable outcome for the incumbents. Further, we suspect that Illumina’s lawyers have explained to the incumbent directors that, if our nominees are elected at the annual meeting, they too would likely end up serving on this committee (as obviously they are independent of management and took no part in the value-destructive activities). As such, the diabolical plan of the incumbent directors seems likely to have been to sneak these two individuals onto the board with the express purpose of having them vitiate the investigatory process by blunting whatever influence our nominees might have had on this committee.

No matter the motivation of the incumbent directors (we will never know because they will never say), let the utter insanity of this perversion of corporate governance sink in for a moment. If you – the shareholders – determine that it would be in the best interest of your investment in Illumina to vote for our highly qualified nominees to join the board, the incumbents are in effect telling you to pound sand. The incumbents are guaranteeing in advance that, even if our nominees are seated in a valid election, their voices will be muted by two more management-friendly individuals that will be jammed onto the board against your will.

Adding insult to injury, Illumina’s proxy statement contains another buried nugget of repugnance for those few brave souls who actually make it to pages 58 and 60 of the filing. There you will find that CEO Francis deSouza’s compensation targets have been set by his coterie of crony directors to include only the results of “Core Illumina” and exclude the impact of GRAIL’s operating performance. Said another way, CEO Francis deSouza gets to use the shareholder’s money – our money – for free but he is only willing to be compensated on the results of Core Illumina. Why should Francis deSouza be compensated solely based on the performance of Core Illumina and be allowed to stick shareholders with the absurdly large GRAIL operating losses (~$800 million in 2023 alone)? Didn’t Francis deSouza make the decision to close the acquisition of GRAIL over the explicit prohibition of EU regulators (without giving shareholders a say in the matter)? Isn’t he the one who is driving the strategy of filing never-ending futile appeals in the quixotic hope of one day owning GRAIL? Why is CEO Francis deSouza being held to one standard when shareholders are subject to another? Furthermore, where is the accountability and how can the board of directors allow this situation to go unchecked?

AN EXISTENTIAL THREAT TO ILLUMINA;

THE PATH FORWARD REGARDING GRAIL

We fear that, if the incumbent directors are left to determine the path forward on GRAIL, this debacle will continue for years! Illumina has recently modified its description of the path forward regarding GRAIL and now says: “If Illumina does not prevail in this [US] appeal or the ECJ

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jurisdictional appeal, the company expects to move expeditiously to divest GRAIL in a manner that serves the best interests of Illumina’s shareholders.” We believe there is no good outcome here. If Illumina wins the jurisdictional appeal, the company will be saddled with years of massive operating losses, an unproven technology and no obvious synergies between the two businesses. If Illumina loses the jurisdictional appeal, CEO Francis deSouza is once again completely obfuscating the almost existential risks to Illumina that will occur. He would have you believe that the divestment process would take only months. That is the understatement of the century. The EU has the power to issue a number of almost impossible demands for Illumina to satisfy, all of which the company is currently appealing. These demands include, among many others, that GRAIL must be as viable and competitive after the divestment as it was before Illumina's acquisition. How can the incumbent directors truly believe that the divestment process can be completed within months if they continue to appeal the many requirements and orders that the EU has demanded. For example, we believe it is possible that, if Illumina appeals the Final Divestment Order fully, it could take three or four years until the situation is resolved!

Not only will the divestiture timeline be materially longer than CEO Francis deSouza would have you believe, but the value for shareholders will be materially worse as well. We believe that by fighting US and EC regulators tooth and nail every step of the way, Illumina will be unable to divest GRAIL in a shareholder friendly manner. Perhaps the EC will decide that GRAIL needs to have 3, 4 or 5 years of cash upon a spin-off (higher than it likely needs). Perhaps the EC will decide that GRAIL needs to be divested to a strategic acquiror at a preposterously low valuation compared to the $10 billion acquisition price, which will result in Illumina shareholders losing their ability to participate in GRAIL’s future.

We believe the best solution to this mess would be to approach the EU in a constructive manner, drop the appeals process and negotiate for a swift separation from GRAIL. Our three board members have the skillset and willingness needed to pull Illumina out of the quicksand and avoid years of losses, distractions and delays. We have a long history of helping companies navigate complex situations, including Motorola, Conduent, eBay, FirstEnergy and Occidental Petroleum, to name just a few recent examples.

NO FAIRNESS OPINION

Let us not forget that the incumbent directors are the same individuals who chose voluntarily not to demand an opinion from a reputable financial advisor demonstrating that the GRAIL transaction was fair to Illumina’s shareholders from a financial point of view. Either that or they did attempt to obtain a fairness opinion but could not find one self-respecting investment banking firm willing to risk their malpractice insurance by stating that the fundamentally unfair deal was fair. Upon learning that it would be impossible to demonstrate objectively to Illumina’s shareholders that the GRAIL transaction was fair to them from a financial point of view, what did the incumbent directors do? Did they ask any questions of management? Did they demand that the deal be restructured in a manner that would permit the rendering of a fairness opinion? Did they refuse to approve the deal? The answer is that they did none of those things. Instead, they selfishly demanded and received an extra layer of insurance protection to cover their own behinds and then they approved the deal!

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The sickening list of egregious fiduciary failures committed by Illumina’s board is a shining example of why checks and balances are so crucial to a properly governed company (see the Appendix at the end of this letter for an even longer list of negligent acts, which we believe demonstrates a complete failure of the incumbent directors to discharge the duties of care and loyalty that they owe to Illumina and its shareholders). In companies with appropriately constituted boards of independent directors with significant ownership representation – as opposed to this collection of “yes men” and “yes women” that appear to kowtow to every destructive impulse articulated by CEO Francis deSouza – none of these actions, each one a travesty in and of itself, should or would ever occur.

We feel strongly that our three highly qualified nominees are particularly suited because of their experience (and particularly because of their status as completely independent of CEO Francis deSouza) to help keep Illumina from sinking further into the quicksand. When the inevitable order comes down from the US and/or EU stating that Illumina must divest GRAIL, you will want us on that wall; you will need us on that wall to protect ALL shareholders from future value destruction ($50 billion is more than enough!). We look forward to meeting with you over the coming weeks. Thank you for your continued support.

Sincerely yours,

Carl C. Icahn

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VOTE FOR THE THREE HIGHLY QUALIFIED ICAHN NOMINEES!

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SEE FOLLOWING PAGES FOR ADDITIONAL REPULSIVE ACTIONS TAKEN BY
FRANCIS DESOUZA AND THE INCUMBENT BOARD OF DIRECTORS

Following is a list of additional repulsive actions taken by the incumbent board of directors of Illumina (warning: reading this list is not recommended if you have a heart condition or suffer from high blood pressure). Please understand, fellow shareholders, that if you cast a vote for any one of the incumbent directors you will be going on the record as endorsing not only the abhorrent actions described in our letter above but also the following loathsome actions (but more importantly, you will be condoning the behavior of the incumbent directors, thus emboldening them to continue putting the company into ever greater existential peril) –

●	The incumbent directors unbelievably allowed CEO Francis deSouza to acquire GRAIL without a fairness opinion for the benefit of Illumina’s shareholders, despite the following red flags: (i) Illumina’s directors knew that their counterparts at GRAIL were obtaining a fairness opinion for the benefit of GRAIL shareholders; (ii) Illumina’s financial advisor – Goldman Sachs – was embarrassingly conflicted, having served previously as one of the lead underwriters for GRAIL in its aborted IPO; (iii) Illumina’s board was at the time, and still is, severely lacking in financial expertise; (iv) GRAIL’s selling shareholders included some of the wealthiest and most financially sophisticated individuals on the planet (Bill Gates and Jeff Bezos), leaving Illumina’s representatives at the negotiating table dangerously outgunned and outclassed; and (v) there were various internecine relationships between Illumina and GRAIL (e.g., four of the ten board members of GRAIL had prior affiliations with Illumina, including two who had served on the board of directors of Illumina (including one who was Chairman) and two who had served as executives, including the Chief Medical Officer and Chief Technology Officer), which should have prompted Illumina’s directors to subject the GRAIL acquisition to heightened scrutiny as a “related party transaction.”

●	The incumbent directors allowed CEO Francis deSouza to close the GRAIL acquisition over the express prohibition of antitrust regulators, thereby shaving $50 billion off of Illumina’s market value, incurring up to $458 million in potential fines, obligating the company to fund GRAIL’s operating losses (including ~$800 million in 2023 alone) without realizing any synergies whatsoever from the combination, setting Illumina up for a mammoth tax bill when the company is forced by regulators to divest GRAIL, and alienating regulators as well as customers, employees, analysts, antitrust scholars and seemingly everyone else on the planet.

●	The incumbent directors, fearing their own personal liability, used shareholder funds to buy themselves an unprecedented extra layer of insurance protection in exchange for acquiescing in CEO Francis deSouza’s maniacal declaration of war on antitrust regulators by closing the GRAIL transaction. To make matters worse, they then buried the news in the hopes that no one would notice, quietly filing the highly unusual "Form of Insurance Matters Agreement" – without any explanation – months after the transaction closed (and to this day they still refuse to provide any explanation as to why, when they were already fully insured and indemnified, they thought it necessary to demand extra insurance before approving the GRAIL deal).
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●	The incumbent directors also elected not to include certain other negative tax basis information in the announcement regarding the decision to close the GRAIL deal over the objections of antitrust regulators. Buried in a dense SEC filing months later was a stunning admission regarding the devastating tax consequences that will likely result when Illumina is forced by antitrust regulators to divest GRAIL: "[W]e may not be able to direct the timing, structure or financial terms of such divestment, which could result in negative financial or tax consequences. For example, we are unlikely to be able to, in a sale of GRAIL, effect such sale in a non-taxable transaction and so would incur significant tax liabilities attributable to the recognition of taxable gain equal to the difference between (i) the fair market value of any consideration received and (ii) our tax basis in GRAIL (which tax basis is currently estimated to be between $500 million and $1 billion)." This means that if Illumina were to miraculously be able to receive in a forced divestiture the same value it paid for GRAIL (approximately $10 billion, based upon the market value of Illumina's stock at the time the transaction closed), Illumina would have to pay taxes on the difference between $10 billion of proceeds and a high end basis of $1 billion. This $9 billion gain at a 25% tax rate would result in further value destruction (adding insult to injury) of over $2 billion!

●	The incumbent directors also choose on a daily basis to overlook the fact that, in a proceeding relating to CEO Francis deSouza’s divorce, a judge found his “credibility suspect” and said that his testimony was “not to be trusted.” The incumbent directors are also seemingly sanguine about the fact that the Federal Trade Commission, in a proceeding relating to the GRAIL acquisition, believed that it was relevant to introduce into the record evidence that Mr. deSouza violated a court order, as well as his fiduciary duty to his spouse, when he concealed his purchases of bitcoins and his use of intermediaries to make those purchases. Laughably, the incumbent directors seemingly see no contradiction whatsoever in choosing voluntarily to associate themselves with such an individual while at the same time telling shareholders in the company’s proxy statement that they are “committed to maintaining a Board comprised of individuals of the highest personal character, integrity, and ethical standards”!

●	The incumbent directors also happily tolerate a situation in which the Chairman of the Board refuses to hold his CEO accountable. We have raised questions as to the involvement of CEO Francis deSouza in the makeup of Illumina’s board of directors. Illumina’s response is that “Francis has not nominated a single director to the Board” and that “Illumina’s Nominating/Corporate Governance Committee interviews and proposes candidates for consideration by the full board – not any single director.” By focusing narrowly on the term “nominate” and deflecting attention by referring to the purported involvement of a board committee, Illumina insults our intelligence and asks shareholders to believe that Mr. deSouza’s fingerprints are not all over the almost complete board makeover that has occurred since he became CEO. As just one example of the company’s implausible position, consider the curious matter of the relationship between Mr. deSouza and Illumina Chairman John Thompson. Mr. deSouza likely first met Mr. Thompson when Thompson’s Symantec acquired deSouza’s IMLogic in 2006, netting deSouza $10 million. The two overlapped at Symantec until John Thompson stepped down as CEO in 2009 and
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later as Chairman in 2011. Mr. deSouza was first hired at Illumina in 2013 and was eventually promoted to CEO in March 2016. Shortly after deSouza was named CEO of Illumina, John Thompson joined the board of directors of Illumina. The company now with a straight face asks us to believe that Thompson’s “nomination” was a mere coincidence and did not involve Mr. deSouza at all!

●	The incumbent directors also seem not to be bothered one bit by the fact that Illumina Chairman John Thompson has exhibited questionable behavior in connection with his service on another board, which included allegations relating to conflicts of interests, which would have disqualified him from being “independent” when he was serving as the lead independent director, and his failure to appropriately oversee an investigation relating to sexual harassment allegations. Specifically, proxy advisory firm Glass Lewis recommended that shareholders of Microsoft Corporation vote against the re-election of Mr. Thompson, who was then serving as Microsoft’s lead independent director, on two separate occasions – once in 2013 and once in 2021 – due to concerns relating to his behavior, including potential conflicts of interest and oversight of investigations into sexual harassment allegations. In addition, Thompson was also accused publicly of pushing a female member off the board of directors of Microsoft in retaliation for her advocating for women’s rights and equal compensation. Of course, it isn’t just a history of questionable behavior for Chairman John Thompson. He also was the architect of Symantec’s $13 billion acquisition of Veritas, which was eventually written down by $7.5 billion.

●	And last but certainly not least, the incumbent directors also saw fit to celebrate and reward CEO Francis deSouza’s billions of dollars of value destruction by paying him an astonishing $27 million in 2022, up 87% from 2021. It certainly is good to have friends on the board.

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE REVISED PRELIMINARY PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

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PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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